Exhibit 10.6

Free English Translation

COST AND EXPENSE SHARING AGREEMENT

PICPAY INSTITUIÇÃO DE PAGAMENTO S.A., a company headquartered at Avenida Manuel Bandeira, No. 291, Block A, 1st floor – offices 22 and 23, 2nd floor and 3rd floor, Condomínio Atlas Office Park, Vila Leopoldina, São Paulo, SP, ZIP Code 05317-020, registered with the CNPJ under No. 22.896.431/0001-10, herein represented in accordance with its corporate acts, hereinafter referred to as “PicPay”; and

BANCO ORIGINAL S.A, a company headquartered at Rua Porto União, no. 295, Brooklin Paulista, ZIP Code 04568-020, São Paulo, SP, a financial institution, registered with the CNPJ under No. 92.894.922/0001-08, herein represented in accordance with its corporate documents, hereinafter referred to as “Banco Original”.

CONSIDERING THAT:

1) PicPay is an operational company duly incorporated under Brazilian law, supported by various internal support areas to supply its business and run its day-to-day operations;

2) Banco Original is a company that, until October 2024, belonged to the same Prudential Conglomerate and, therefore, with the aim of optimizing the financial management of both Parties, they maintained all their ancillary operational activities shared;

3) Following the aforementioned separation, the Parties no longer belong to the same prudential conglomerate, but remain entities belonging to the same economic group;

4) Following the segregation, the Parties are in the process of organizing their operational structures; however, this process requires a period of adaptation and internal organization;

5) Therefore, and in order for the Parties to have sufficient time to establish their own operational structures, the Parties hereby enter into this Cost and Expense Sharing Agreement (“Agreement”) for a term of eight (8) months, for the purpose of sharing activities related to Information Security.

1.	PURPOSE

1.1	The purpose of this instrument is to regulate the criteria for apportioning costs, common expenses, and the terms and conditions that will be observed for the sharing of Information Security activities between PicPay and Banco Original.

1.1.1	Considering that the fulfillment of companies’ ancillary demands related to information security, related to the day-to-day business operations, will be adopted for the assessment and sharing of costs, the criteria, values, scope description, and form of payment indicated in Annexes I and II of this Agreement.

1.1.2	The costs and expenses of sharing include, among others, expenses incurred with employees, material resources, and services related to administrative and operational support activities allocated to the sector.

1.1.3	In the event that the Parties, by mutual agreement, wish to change the conditions of the Annexes, it shall be sufficient to sign a separate document, which shall become an integral part of this instrument, inseparably, and shall be referred to as “Annex I.”

“Annex II” and so on, regardless of the signing of a contractual amendment contractual amendment.

1.1.4	PicPay’s support areas will assist Banco Original in the same governance manner aligned between them and PicPay, in accordance with the forms, manuals, rules, policies, and internal regulations, meeting the same deadlines and procedures described in these materials (“Materials”).

1.2	CONTRACTS. This instrument also aims to regulate the reimbursement, when applicable, by Banco Original to PicPay, of any costs that the latter may incur in contracting suppliers that provide products and/or services that are also shared by PicPay with Banco Original and that, for some reason, cannot be formalized directly between Banco Original and the supplier. The criteria indicated in the annex of shared contracts, which will be included in this instrument as Annex A (“Supplier Annex”), and when together with the other annexes, referred to simply as Annexes, will be adopted for the assessment of the costs to be reimbursed by Banco Original to PicPay.

1.2.1	In the event that the Parties, by mutual agreement, wish to amend the terms and conditions of the Supplier Annexes, it shall suffice to sign a separate document, which shall become an integral part of this instrument, to be referred to as “Annex A,” “Annex B,” and so on, regardless of whether a contract amendment is signed.

1.3	There is no exclusivity between the Parties in relation to the subject matter of this contract.

2	PRICE AND FORM OF PAYMENT

2.1	The price to be paid by Banco Original shall include all encumbrances, expenses, and social and labor charges, including work accident and civil liability insurance, taxes, salary variations, and any other costs that the Parties may incur in order to comply with this instrument.

2.2	Apportionment Criteria. It is hereby agreed and settled that the apportionment criteria established for sharing costs and expenses incurred in the development of the activities described in the Annexes shall be defined in each of the respective instruments. Common costs and expenses, including those not expressly regulated in this instrument, shall be apportioned in proportion to the actual use of human or material resources used by Banco Original, demonstrated through objective calculations and as accurately as possible. To this end, the Parties shall adopt the parameter that best quantifies the actual and individualized use of the respective resource.

2.2.1	If any of the Annexes establishes criteria other than those mentioned in the caput of clause 2.2 above, the criteria defined in the Annex shall prevail.

2.3	PicPay shall issue, at the frequency indicated in the Annex, a debit note with the amounts calculated based on the definitions in the Annexes, which shall be paid by the debtor Party by crediting the current account held by the creditor Party, with each credit note constituting proof of payment and receipt of discharge.

2.3.1	In addition to the debit notes, PicPay shall submit reports prepared in accordance with the provisions of the Annexes, which show, individually, by Support Area and by shared contract, the monthly uses and their respective costs.

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2.4	Unjustified delay in payment shall subject the defaulting Party to payment of the amount due plus a penalty of 2% (two percent), calculated on the principal amount in arrears, and interest on arrears of 1% (one percent) per month, calculated pro rata die.

2.5	In the event of a dispute between the Parties regarding the amounts due, the debtor Party shall pay the undisputed amounts, suspending the enforceability of the disputed amounts until the dispute is resolved.

2.6	The Parties hereby authorize the offsetting of credits owed to them against the amount of fines and reimbursements for which they are liable, calculated in accordance with the provisions of this instrument.

2.7	During the execution of this agreement and even after its termination, the Parties shall observe the principles of probity and good faith and the ancillary duties of loyalty, information, cooperation, and confidentiality.

3.	TERM AND TERMINATION

3.1.	This Agreement shall enter into force on the date of its signature and shall remain in force until December 31, 2025, beginning on the date of signature of this instrument.

3.2.	Either Party may, at any time, upon thirty (30) days’ prior written notice, terminate this Agreement, regardless of the reason and without payment of a fine or any type of penalty, unless the termination may cause any financial impact on the other Party, in which case one Party shall reimburse the other for expenses incurred and/or that may be incurred.

3.3.	This instrument may also be terminated, at the discretion of the innocent Party:

(i)	upon written notice, in the event of default on a contractual or legal provision by one of the Parties and not remedied within ten (10) days from receipt of written notification sent by the innocent Party; and

(ii)	regardless of notice, in cases of judicial or extrajudicial reorganization, liquidation, dissolution, or bankruptcy of either Party.

3.4.	If this instrument is terminated based on subitem 3.3 (i), the innocent Party shall be entitled to claim compensation, upon proof of losses and damages.

3.5.	In any event of termination, whether normal or early, of this Agreement, the Parties shall comply with the following specific obligations:

(i)	cease sharing its personnel support areas; and

(ii)	pay the other Party all amounts due for expenses already incurred.

3.6.	In the event that PicPay is unable to continue providing the services for any reason, Banco Original may assume the position in the performance of the services mentioned in this Agreement and the contractual position with the shared suppliers for the purpose of continuing the services, by entering into the appropriate contractual instrument(s).

4.	NO EMPLOYMENT RELATIONSHIP

4.1.	Under no circumstances shall this instrument establish an employment relationship between PicPay’s employees and Banco Original, or vice versa, each being responsible for any labor claims brought by its employees, agents, and other collaborators.

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4.2.	In the event that Banco Original suffers fines, labor claims, or any other administrative or judicial measures brought or motivated by employees who are part of PicPay’s administrative infrastructure, as listed in Annex I, PicPay undertakes to promptly assume its status as employer and sole responsible party for said employees, assisting Banco Original in its defense, providing all necessary documents, and assisting in the accurate verification of the facts.

5.	RESPONSIBILITIES

5.1.	Each Party shall be responsible for its respective obligations in the civil, labor, social security, tax, insurance, administrative, and socio-environmental areas until the respective rights expire or lapse. The Parties undertake to indemnify, defend, and hold harmless the other Party in relation to any and all liabilities, obligations, losses and damages, costs and expenses, including attorneys’ fees, fines, penalties, judgments, and amounts paid as settlement, taxes, due to the other Party’s negligent or willful misconduct.

5.2.	The Parties shall bear the taxes incumbent upon them, in accordance with current legislation, undertaking to keep their tax obligations up to date and to safeguard the other Parties from any liability in this regard.

6.	INTELLECTUAL PROPERTY

6.1.	The trademarks, patents, industrial designs, applications, databases, pre-existing materials of PicPay and/or any and all materials produced as a result of the use of the support areas, including, but not limited to, concepts, formulas and designs, know-how, layouts, software, source codes, technical documentation, models, ideas, tools, and project management methodology, product and service development methodologies, information system methodologies, business plans, functionalities, documentation, and characteristics of financial products and services and policies, as well as intellectual works of any kind or nature, are the full and exclusive property of PicPay, unless expressly agreed otherwise in writing between the parties.

6.1.1.	PicPay may freely use the intellectual property of the materials produced under this instrument, by any means or in any form, for any purpose and at any time, in any location, including abroad, and may also alter, supplement, update, or create derivatives also of its exclusive property, by itself or by third parties contracted for this purpose, without any limitation and regardless of any formality or authorization from anyone.

7.	CONFIDENTIALITY

7.1.	Throughout the term of this Agreement and for up to two (2) years after its termination, except in the cases provided for in clause 6.1.2, the Parties shall maintain confidentiality regarding this instrument, the negotiations that preceded it, its execution, and all information obtained or accessed as a result of the Services, refraining from using it for any purpose other than the normal execution of this Instrument.

7.1.1.	“Confidential Information” means any information or document of the Parties, obtained or accessed by the other Party, including personal data and customer transactions, employee data, business data, economic and financial information, strategic, technical, legal, accounting, operational, administrative, commercial, financial, and economic reports and analyses, as well as intellectual works and software owned by them, obtained by any means (oral or written, express or tacit), which may be contained in any documents, spreadsheets, programs, systems, photographs, reports, physical media, electronic media, etc.

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7.1.2.	The deadline referred to in subitem 6.1 does not apply to information protected by banking or tax secrecy, and the confidentiality of such information must be observed by the Parties at all times.

7.2.	All Confidential Information shall be kept in a secure location with access restricted to the Parties’ professionals who need such information.

7.3.	The Parties undertake to immediately inform each other of any breach of the confidentiality rules by any person, including unintentional or negligent breaches of Confidential Information.

7.4.	If either Party is required to disclose any Confidential Information due to an administrative or judicial order, it shall inform the other Party within 24 (twenty-four) hours so that the latter may take the legal measures it deems necessary.

7.5.	The Parties acknowledge that the Confidential Information provided to them by the other Party is the exclusive property of the Party that provided it, and they are prohibited from keeping copies or disposing of it in any way, at any time, and for any purpose, except for the performance of this Agreement.

7.6.	Downloading documents and/or information for storage during the term of this Agreement is prohibited. PicPay shall work on remote file servers (cloud), and if there is a need to download any material or prepare material outside the cloud, at the end of the relationship, it shall upload it to the cloud and delete the material and/or project from hardware that is not owned by PicPay.

8.	COMBATING CORRUPTION AND ETHICAL CONDUCT

8.1.	The Parties undertake to:

a)	comply, at all times, with all applicable regulations, laws, and legislation, including, but not limited to, Brazilian anti-corruption laws and decrees, Law No. 12,846, of August 1, 2013, and Decree No. 11,129, of July 11, 2022;

b)	respect all such laws, as well as any other anti-bribery, anti-corruption, or conflict of interest laws that may be applicable under this Agreement; and

c)	not engage in any irregular or illegal conduct, nor take any action or perform any act that may directly or indirectly favor one another or any of the companies in their respective economic conglomerates, contrary to applicable laws in Brazil or abroad.

8.2.	The Parties further warrant and agree that:

a)	shall not, during the term of this instrument or in the performance of any related activity, take any action, make any payment, offer, or promise, directly or indirectly, to any public official (whether municipal, state, or federal) with the aim of inducing that official to use his or her influence with the government and/or any agency, company, political party, municipality, or public office for the purpose of obtaining improper business advantages for themselves or for the other Party;

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b)	immediately report to the other Party any information that may indicate that there has been any type of action, payment, offer, or promise, directly or indirectly, to any public official for the purpose described above, that is, the Party that becomes aware that any of its agents or employees have failed to comply with the above agreed premises and obligations shall spontaneously report the fact to the other Party, so that, together, they can develop and execute an action plan to (i) immediately remove the employee or agent; (ii) prevent such acts from recurring; and (iii) ensure that the Agreement can remain in force, safeguarding the right of the notified Party to terminate this instrument immediately, even without the consent of the other Party;

c)	they shall inform each other of any political contributions as required by law;

d)	no public official (whether municipal, state, or federal) has any participation or financial interest in their respective businesses, and shall promptly inform the other Party in writing of any future participation or interest in this regard;

e)	all information provided by the Parties under this Agreement is true and accurate;

f)	they, their partners, directors, agents, attorneys, administrators, associates, employees, consultants, or representatives have not been convicted, found guilty, or indicted for any offense involving fraud, corruption, or moral/ethical turpitude, and none of these persons have been listed by government agencies as excluded, suspended, allegedly suspended or disqualified, or in any way unqualified for government procurement programs, or in any way mentioned in publicly reported acts involving them in the promotion or facilitation of illegal or shady business practices, in the practice of acts that bring commercial and/or image discredit to the other Party;

g)	they will properly complete any due diligence form, providing all information requested therein;

h)	maintain their commercial books, records, and accounting and financial documents with sufficient detail and accuracy to clearly reflect the operations and resources covered by this Agreement; and

i)	submit documents and information that may assist the other Party in its defense, should either Party become involved in any situation related to corruption or bribery as a result of an action taken by the other Party.

8.3.	The Parties guarantee that:

a)	they do not use illegal labor, and undertake not to use practices analogous to slave labor or child labor, except for legal exceptions, either directly or indirectly, through their respective suppliers of products and services;

b)	they do not employ minors under the age of 18 (eighteen), including minor apprentices, in places that are harmful to their education, physical, mental, moral, and social development, as well as in dangerous or unhealthy places and services, at times that do not allow them to attend school, and also at night;

c)	do not engage in negative discrimination practices that limit access to or maintenance of employment, such as, but not limited to, reasons based on: gender, origin, race, color, physical condition, religion, marital status, age, family situation, or pregnancy;

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d)	commit to protecting and preserving the environment, as well as preventing and eradicating practices harmful to the environment, performing their services in compliance with current legislation regarding the National Policy on the Environment and Environmental Crimes, as well as legal, regulatory, and administrative acts related to the environmental and related areas, issued by the federal, state, and municipal governments; and

e)	do not engage in practices related to activities that involve criminal profit from prostitution or sexual exploitation of vulnerable persons.

9.	GENERAL DATA PROTECTION LAW

9.1	The Parties undertake to comply with all applicable legislation on privacy and data protection, including (where applicable) the Federal Constitution, the Consumer Protection Code, the Civil Code, the Brazilian Civil Rights Framework for the Internet (Federal Law No. 12,965/2014), its regulatory decree (Decree 8,771/2016), the General Data Protection Law (Federal Law No. 13,709/2018), and other sectoral or general rules on the subject.

9.2.	Obligations. Without prejudice to the other provisions of this Agreement, PicPay’s obligations are:

a)	to treat the Personal Data to which it has access in strict accordance with the instructions of the Agreement, as well as with other applicable legal and regulatory provisions, in particular regarding privacy and security (“Legislation”), such as, but not limited to, those contained in Federal Decree No. 8,771/2016, Complementary Law No. 105/2001, and Law No. 13,709/2018 (“General Data Protection Law”);

b)	process the data only during the term of this Agreement and/or for the fulfillment of its obligations under this Agreement, retaining it for a longer period, provided that this is permitted by the Legislation;

c)	inform the need to change the way Personal Data is processed in advance, so that the data subject can authorize the change and provide the appropriate and necessary guidelines for adaptation;

d)	ensure that appropriate technical protections, capable of maintaining the integrity, confidentiality, availability, and non-repudiation of personal and sensitive personal data, are implemented;

e)	not transfer and/or share with third parties the Personal Data processed under this contractual relationship and/or the result of such processing, except in the cases provided for in this Agreement;

f)	not to subcontract, in whole or in part, the processing of data without the prior and express authorization of the other Party’s Privacy and Information Security departments, if authorized, (i) to require subcontractors to meet the same technical, organizational, and security requirements imposed; and (ii) to take full responsibility for any failures or damages caused by subcontractors.

g)	have a comprehensive personal data security, protection, and governance program, in compliance with the provisions of the Legislation, establishing appropriate technical and administrative controls to ensure the confidentiality, integrity, availability, and non-repudiation of the Personal Data being processed, in addition to ensuring compliance with the Legislation;

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h)	assist the other Party in fulfilling the rights of data subjects provided for in the Legislation, 5 (five) days in advance of the legal deadline for responding to the data subject or within 4 (four) hours when the response deadline must be immediate under the Legislation;

i)	collaborate with PicPay, responding to its requests within the period defined by it or provided for in this Agreement, whichever is shorter, ensuring full compliance with the provisions of the Legislation.

9.3	Data Breach. In the event of any incident (e.g., loss, deletion, or unwanted or unauthorized exposure) involving the processed data, the Operator shall notify the Contracting Party within four (4) hours of becoming aware of the incident and, within forty-eight (48) hours, provide its representative with all information related to the event:

(i)	the description and quantity of the data involved;

(ii)	the data subjects affected by the event;

(iii)	technical and security measures used to protect the data, observing commercial and industrial secrets;

(iv)	the risks related to the incident;

(v)	the reasons for the delay in communication, if it was not immediate;

(vi)	the measures that have been or will be taken to reverse or mitigate the effects of the damage.

10.	INFORMATION SECURITY

10.1.	The Parties undertake to:

a)	Treat any information received or obtained, directly or indirectly, from the Contracting Party in accordance with the criteria and degree of confidentiality established by the latter, always paying attention to the confidentiality, integrity, and availability of the information, including any information system used within the scope of this Agreement.

b)	Immediately notify the other Party of possible cases of non-compliance with Information Security guidelines, keeping them permanently informed about the measures taken to deal with the incident.

c)	Be responsible for its administrators, employees, agents, as well as third parties hired by it, for any damage or loss they may have caused due to non-compliance with the Information Security rules set forth in this annex.

d)	Allow the other Party to inspect the practices adopted in relation to Information Security.

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e)	Use security mechanisms and controls based on best practices and market standards, such as those established in the ISO-27001 technical standard, in addition to those established in laws or regulations, such as BCB Resolution No. 85/2021 and payment card security standards (PCI-DSS), if applicable.

f)	Keep security tools, technologies, and procedures up to date, including, but not limited to, antivirus protection, anti-malware, and intrusion detection (IDS), in addition to using secure methods to perform services under this Agreement.

g)	Use up-to-date and secure encryption and hashing mechanisms at all times during transmission (including via web interface), processing, and storage of data, whether for payment card data, personal data, sensitive personal data, legal entity data, financial and transactional data, or any data previously agreed upon in the Agreement.

h)	Not to share any information and/or transfer any rights of access to information from the other Party, unless previously authorized

i)	and formalized by means of a written addendum.

j)	Keep your computing environment up to date and secure, ensuring that security validation procedures are performed as described in this Agreement.

k)	Ensure the use of licensed technology (e.g., devices, software, applications) in accordance with the guidelines and usage characteristics of the respective suppliers.

10.2.	In the event of termination or cancellation of this Agreement, the Contractor shall ensure that all data from the Original is duly transferred to the Original or to a third party (indicated by the Original in writing) within ten (10) business days.

11.	GENERAL PROVISIONS

11.1.	This instrument represents the complete and total agreement between the Parties and may not be modified or altered without the prior and express written consent of the legal representatives of the Parties or their respective successors, and the assignment of rights and obligations arising from this instrument is prohibited without the written consent of the other Party.

11.2.	The Parties expressly acknowledge that: (a) full compliance with the obligations contracted herein is of fundamental importance to the balance of this Instrument and (b) the terms and conditions set forth in this instrument are fair and reasonable and have been contracted in accordance with the principles of probity and good faith.

11.3.	The Parties shall bear the taxes incumbent upon them, in accordance with the legislation in force, undertaking to keep their tax obligations up to date and to safeguard the other Parties from any liability in this regard.

11.4.	All communications between the Parties shall be in writing and by mail or email, with proof of delivery.

11.5.	Any omission or tolerance by either Party in demanding faithful compliance with the terms and conditions of this Agreement shall not constitute novation, forgiveness, or waiver, nor shall it affect the Party’s right to demand compliance at any time.

11.6.	The possible invalidity, nullity, or unenforceability of any contractual provision shall not affect the other provisions of this Agreement, which shall remain valid and enforceable, and the clause declared void or inapplicable shall be replaced by another that leads the Parties to the same economic and legal result sought.

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11.7.	Without prejudice to the possibility of contractual termination due to involuntary non-performance, neither Party shall be considered in default, nor shall it be liable to the other for failure to perform its obligations, to the extent that such non-compliance results exclusively and demonstrably from an event beyond its control, unforeseeable circumstances or force majeure, or from an act or omission attributable solely to the other Party.

12.	JURISDICTION

12.1	The Parties hereby elect the courts of the city of São Paulo, State of São Paulo, to settle any disputes relating to this instrument.

12.2	And, as they are fair and agreed upon, the Parties agree that the signing of this instrument shall be carried out electronically, as authorized by Provisional Measure 2.200-2/2001, acknowledging that this resource is valid, binding, and enforceable for all legal purposes. The Parties individually declare that they have adopted security measures to prevent unauthorized access by third parties to the signature tools used herein.

São Paulo, May 16, 2025

/s/ Anderson Andrade Chamon do Carmo	/s/ Francisco José Pereira Terra
Anderson Andrade Chamon do Carmo	Francisco José Pereira Terra

PICPAY INSTITUIÇÃO DE PAGAMENTO S.A

/s/ Sergio Leomil	/s/ Luiz Antonio Fernandes Caldas Morone
Sergio Leomil	Luiz Antonio Fernandes Caldas Morone

BANCO ORIGINAL S.A

Witnesses:

1.	/s/ Fabio Alves Moreira		2.	/s/ Haime Farias Heredia
	Name:	Fabio Alves Moreira		Name:	Haime Farias Heredia
	CPF:			CPF :

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SUPPORT AREAS

APPENDIX I

●	BENEFICIARY COMPANY. Banco Original.

●	COMPANY TO BE REIMBURSED. PicPay.

SUPPORT AREA	DESCRIPTION OF ACTIVITIES	ALLOCATION CRITERIA	PAYMENT METHOD
Information Security (SOC and CSIRT)	24/7 SOC monitoring service and CSIRT incident response, which monitors security incidents, as well as monitoring brand abuse or mentions on the dark web.	R$ 23,000.00	Monthly
Information Security (CloudSec)	Service that supports the implementation of Guardrails on AWS.	R$ 31,360.00	Monthly

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SUPPLIER AREAS

Appendix A

●	BENEFICIARY COMPANY. Banco Original S.A.

●	COMPANY TO BE REIMBURSED. PicPay Instituição de Pagamento S.A.

●	TOTAL AMOUNT: R$ 153,246.40 (one hundred and fifty-three thousand, two hundred and forty-six reais and forty centavos), monthly.

SUPPLIER	CNPJ	Description of Activities (contracted object)	Qty	Payment Method	Apportionment Criteria
GCP (WIZ)	No CNPJ	CSPM Services - Cloud Security Posture Management	318 Workloads	R$ 128,723.11	Monthly
ASPER	21,538,196/0001-42	EDR - Crowdstrike for Desktop. Protection against ransomware and other threats.	40 users	R$ 220,000.00	Monthly
ASPER	21.538.196/0001-42	EDR - Crowdstrike for Servers. Protection against ransomware and other	80 servers	R$ 247,500.00	Monthly
ASPER	21.538.196/0001-42	SASE / ZTNA Service - Netskope > Zscaler	400 users	R$ 204,584.19	Monthly
ASPER	21,538,196/0001-42	Forcepoint DLP endpoint service	400 users	R$ 79,999.68	Monthly
ASPER	21.538.196/0001-42	Pentest Consulting Service	1 Annual Pentest Third	R$ 72,000.00	Monthly
GCP (SPLUNK)	No CNPJ	SIEM tool service, used for log correlation and threat monitoring threats.	6.5 SVC	R$ 206,522.40	Monthly
GCP (SNYK)	No CNPJ	Static code analysis service and third-party libraries - SAST + SCA	86 HC Tech	R$ 95,908.71	Monthly
CLOUDFLARE	No CNPJ	CDN/WAF service: Web application firewall (WAF) protection services Internet application (request)	50 MM requests	R$ 118,503.00	Monthly
M3CORP	10,608,614/0001-04	SD Elements Service - Threat Modeling Tool.	86 HC Tech	R$ 65,653.53	Monthly
BESTSAVING	46,408,359/0001-01	Phishing Tool Service Phishing Campaign - Knowbe4	400 users	R$ 60,800.00	Monthly
OPLIUM	06.108.544/0001-58	Threatintell service that monitors the Original brand on the Deep Web	1 brand: Original	R$ 132,868.08	Monthly
HACKERONE	No CNPJ	Bug bounty service - reward for vulnerabilities found	20% of the contract + $20k Bounty	R$ 205,893.99	Monthly

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